Exhibit 99.1

The Buckle, Inc.

2407 W. 24th St. Kearney, NE 68845

P.O. Box 1480 Kearney, NE 68848-1480

phone: 308-236-8491

fax: 308-236-4493

For Immediate Release: August 20, 2021	web: www.buckle.com

Contact:	Thomas B. Heacock, Chief Financial Officer
The Buckle, Inc.
(308) 236-8491

THE BUCKLE, INC. REPORTS SECOND QUARTER NET INCOME

KEARNEY, NE -- The Buckle, Inc. (NYSE: BKE) announced today that net income for the fiscal quarter ended July 31, 2021 was $51.4 million, or $1.05 per share ($1.04 per share on a diluted basis).

Net sales for the 13-week fiscal quarter ended July 31, 2021 increased 36.6 percent to $295.1 million from net sales of $216.0 million for the prior year 13-week fiscal quarter ended August 1, 2020. Compared to the same 13-week period in fiscal 2019, net sales increased 44.8 percent from net sales of $203.8 million for the 13-week fiscal quarter ended August 3, 2019. Online sales decreased 5.5 percent to $43.4 million for the 13-week period ended July 31, 2021, compared to net sales of $46.0 million for the 13-week period ended August 1, 2020. Compared to the same 13-week period in fiscal 2019, online sales increased 88.1 percent from net sales of $23.1 million for the 13-week period ended August 3, 2019.

Net sales for the 26-week fiscal period ended July 31, 2021 increased 79.3 percent to $594.2 million from net sales of $331.4 million for the prior year 26-week fiscal period ended August 1, 2020. Compared to the same 26-week period in fiscal 2019, net sales increased 46.7 percent from net sales of $405.1 million for the 26-week fiscal period ended August 3, 2019. Online sales increased 24.5 percent to $97.2 million for the 26-week period ended July 31, 2021, compared to net sales of $78.1 million for the 26-week period ended August 1, 2020. Compared to the same 26-week period in fiscal 2019, online sales increased 104.5 percent from net sales of $47.5 million for the 26-week period ended August 3, 2019.

Net income for the second quarter of fiscal 2021 was $51.4 million, or $1.05 per share ($1.04 per share on a diluted basis), compared with net income of $34.7 million, or $0.71 per share ($0.71 per share on a diluted basis) for the second quarter of fiscal 2020.

Net income for the 26-week fiscal period ended July 31, 2021 was $108.7 million, or $2.22 per share ($2.20 per share on a diluted basis), compared with net income of $22.9 million, or $0.47 per share ($0.47 per share on a diluted basis) for the 26-week period ended August 1, 2020.

Results for fiscal 2020 were significantly impacted by the Company’s closure of all brick and mortar stores due to the COVID-19 pandemic beginning March 18, 2020. As a result of the impact of the store closures on prior year reported net sales, the Company will report total net sales compared to the past two years and does not plan to separately report comparable store sales for the periods most affected by the store closures.

Management will hold a conference call at 10:00 a.m. EDT today to discuss results for the quarter. To participate in the call, please call (877) 336-4440 for domestic calls or (409) 207-6984 for international calls and reference the conference code 8384984. A replay of the call will be available for a two-week period beginning today at 1:00 p.m. EDT by calling (866) 207-1041 for domestic calls or (402) 970-0847 for international calls and entering the conference code 1554929.

About Buckle

Offering a unique mix of high-quality, on-trend apparel, accessories, and footwear, Buckle caters to fashion-conscious young men and women. Known as a denim destination, each store carries a wide selection of fits, styles, and finishes from leading denim brands, including the Company’s exclusive brand, BKE. Headquartered in Kearney, Nebraska, Buckle currently operates 442 retail stores in 42 states. As of the end of the fiscal quarter, it operated 442 stores in 42 states compared with 446 stores in 42 states at the end of the second quarter of fiscal 2020.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995:  All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors which may be beyond the Company’s control.  Accordingly, the Company’s future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements.  Such factors include, but are not limited to, those described in the Company’s filings with the Securities and Exchange Commission.   The Company does not undertake to publicly update or revise any forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

Note:  News releases and other information on The Buckle, Inc. can be accessed at www.buckle.com on the Internet.
Financial Tables to Follow

THE BUCKLE, INC.

CONSOLIDATED STATEMENTS OF INCOME
(Amounts in Thousands Except Per Share Amounts)
(Unaudited)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	July 31, 2021	August 1, 2020	July 31, 2021	August 1, 2020

SALES, Net of returns and allowances	$295,120	$216,025	$594,245	$331,438

COST OF SALES (Including buying, distribution, and occupancy costs)	153,101	122,643	304,673	211,231

Gross profit	142,019	93,382	289,572	120,207

OPERATING EXPENSES:
Selling	63,056	38,257	123,056	71,761
General and administrative	11,081	9,593	22,832	19,096
	74,137	47,850	145,888	90,857

INCOME FROM OPERATIONS	67,882	45,532	143,684	29,350

OTHER INCOME, Net	222	404	273	978

INCOME BEFORE INCOME TAXES	68,104	45,936	143,957	30,328

INCOME TAX EXPENSE	16,685	11,254	35,269	7,430

NET INCOME	$51,419	$34,682	$108,688	$22,898

EARNINGS PER SHARE:
Basic	$1.05	$0.71	$2.22	$0.47

Diluted	$1.04	$0.71	$2.20	$0.47

Basic weighted average shares	48,946	48,714	48,946	48,719
Diluted weighted average shares	49,341	48,913	49,325	48,918

THE BUCKLE, INC.

CONSOLIDATED BALANCE SHEETS
(Amounts in Thousands Except Share and Per Share Amounts)
(Unaudited)

ASSETS	July 31, 2021	January 30, 2021 (1)	August 1, 2020

CURRENT ASSETS:
Cash and cash equivalents	$406,714	$318,789	$265,714
Short-term investments	8,592	3,359	12,637
Receivables	6,667	2,823	2,394
Inventory	95,276	101,063	116,479
Prepaid expenses and other assets	20,294	11,190	20,388
Total current assets	537,543	437,224	417,612

PROPERTY AND EQUIPMENT	452,460	451,357	451,899
Less accumulated depreciation and amortization	(352,773)	(350,942)	(345,820)
	99,687	100,415	106,079

OPERATING LEASE RIGHT-OF-USE ASSETS	264,177	279,358	305,814
LONG-TERM INVESTMENTS	19,558	18,320	16,536
OTHER ASSETS	11,720	10,497	9,782

Total assets	$932,685	$845,814	$855,823

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$67,812	$43,399	$48,142
Accrued employee compensation	33,878	35,865	9,391
Accrued store operating expenses	30,724	20,303	21,579
Gift certificates redeemable	11,434	14,279	12,611
Current portion of operating lease liabilities	82,255	81,762	81,427
Income taxes payable	—	10,751	—
Total current liabilities	226,103	206,359	173,150

DEFERRED COMPENSATION	19,558	18,320	16,536
NON-CURRENT OPERATING LEASE LIABILITIES	209,472	224,506	251,830
Total liabilities	455,133	449,185	441,516

COMMITMENTS

STOCKHOLDERS’ EQUITY:
Common stock, authorized 100,000,000 shares of $.01 par value; issued and outstanding; 49,783,381 shares at July 31, 2021, 49,407,731 shares at January 30, 2021, and 49,407,731 shares at August 1, 2020	498	494	494
Additional paid-in capital	163,148	158,058	154,517
Retained earnings	313,906	238,077	259,296
Total stockholders’ equity	477,552	396,629	414,307

Total liabilities and stockholders’ equity	$932,685	$845,814	$855,823

(1) Derived from audited financial statements.